EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of July 25, 2007, and is among CITY HOLDING COMPANY, a West Virginia corporation (the “Company”), CITY NATIONAL BANK OF WEST VIRGINIA, a national banking association (“City National”), and John W. Alderman III (“Employee”). The Company and City National are referred to collectively herein as the “Employer.”

Recitals:

A. The Company and City National desire to employ Employee as its Senior Vice-President & Chief Legal Officer.

B. This employment agreement replaces and supersedes the Employment Agreement entered into between the Employer and Employee on March 14, 2002 and all former employment agreements between the Employer and Employee. The Employment Agreement dated March 14, 2002 terminated on March 14, 2007.

C. Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1.  Employment. Employee is employed as Senior Vice-President and Chief Legal Officer of the Company and City National. Employee shall have such duties and responsibilities as are commensurate with such positions. Employee accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice and direction of Employer and its Boards of Directors. Employee shall report to and be under the supervision of the President or Chief Executive Officer. Employee shall perform such duties as are customarily performed by one holding such positions in other same or similar businesses or enterprises as that engaged in by Employer and shall also render such other services and duties as may be reasonably assigned to him from time to time by Employer, consistent with his positions.

2.  Term of Employment. The term of this Agreement shall commence on July 25, 2007 and shall terminate on July 31, 2009, unless extended. On each monthly anniversary date following July 31, 2007, this Agreement will be automatically extended for an additional month; provided, however, that on any one month anniversary date following July 31, 2007 either Employer or Employee may serve notice to the other party to fix the term to a definite two year period from the date of such notice and, in such event, no further automatic extensions will occur. The term of this Agreement as it may be extended pursuant to this Section 2, or as it may be shortened in accordance with Section 5 or Section 6, is referred to as the “Term.”

3.  Compensation.

(a)  For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee a minimum annual salary at a rate not less than $170,000 or as it has been periodically adjusted, payable in accordance with the payroll practices of Employer applicable to its officers. The Company and/or City National may make such payments as well as any other payments provided for in this Agreement but, regardless of who is the payor, both the Company and City National shall be jointly and severally liable for such payments.

(b)  Employee shall have the right to participate in the incentive plans of Employer for which he may become eligible and designated a participant, including but not limited to any equity based compensation plans and future incentive plans adopted by the Employer during the Term.

(c)   Except as otherwise specifically provided herein, for so long as Employee is employed by Employer, Employee also shall be paid, on the same basis as other officers of Employer, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life, and accident insurance and similar indirect compensation which Employer may from time to time extend to its officers; provided that Employee shall receive term life insurance coverage in an amount not less than two (2) times his base salary as then in effect. For purposes of clarification, under Employer’s existing policies Employee shall be entitled to up to eight weeks of vacation each year. Unused vacation pay shall not carry over to succeeding years.

(d)  If during the Term of the Agreement Employee becomes eligible for retirement under Employer's retirement plans and he retires, Employee may elect to continue receiving the health insurance coverage provided to Employee prior to retirement at a comparable rate and benefit available to other retired employees (or, if no such benefit is then made available to other retired employees, at the rate and benefit available to Employee at the time of retirement).

(e)  For so long as Employee is employed by Employer, Employer shall pay Employee's reasonable legal bar dues, bar association dues and reasonable costs of continuing legal education programs for Employee, and provide necessary legal books and similar materials to enable Employee to carry out his duties as Chief Legal Officer.

4.  Covenants of Employee.

(a)  Subject to the limitations provided in Subsections 4(b), 4(c), 4(d), and 4(e) (whichever may be applicable), upon termination of Employee's employment, Employee will not, directly or indirectly, either as a principal, executive officer, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the consumer, savings or commercial banking business, the savings and loan business, or the mortgage banking business in any county of any state in which the Company or City National Bank maintains offices immediately prior to the termination of employment, as well as the counties of Kanawha, Putnam, Jackson, Cabell, Wayne, Mason, Lincoln, Doddridge, Marion, Raleigh, Summers, Fayette, Greenbrier, Nicholas, Braxton, Lewis, Monroe, Pocahontas, Mercer, Wood, Harrison, Jefferson, Berkeley, Morgan, Hampshire in West Virginia or the counties of Boyd, Carter, Greenup or Johnson in Kentucky, or the counties of Lawrence or Scioto in Ohio, nor will Employee solicit, or assist any other person in so soliciting, any depositors or customers of Employer or its Affiliates or induce any then or former employee of Employer or its Affiliates to terminate his or her employment with Employer or its Affiliates; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest in a business similar to Employer's business if such investment is limited to less than one percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange. The term “Affiliate” as used in this Agreement means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “Person” as used in this Agreement means any person, partnership, corporation, group or other entity. Notwithstanding the foregoing, Employee may engage in the general practice of law, and such practice of law shall not be considered a violation hereof, even if Employee represents financial institutions as a third party attorney.

(b)  Except as provided in Section 4(e) hereof, if Employee voluntarily terminates his employment with Employer, Employee will be subject to the provisions of Subsection 4(a) for a period of 24 months following the date of termination of employment of Employee.

(c)  If Employee's employment is terminated by Employer for Just Cause (as defined in Subsection 6(b)), Employee will be subject to the provisions of Subsection 4(a) for a period of 24 months following the date of termination of Employee’s employment.

(d)  If Employee's employment is terminated by Employer for reasons other than Just Cause (as defined In Subsection 6(b)) at any time, Employee will not be subject to the provisions of Subsection 4(a), provided, however, that for 24 months after termination, Employee shall not solicit or assist another person in soliciting, any depositor or customer of Employer or its Affiliates or induce any then or former employee to terminate his or her employment with Employer or its Affiliates.

(e)  Notwithstanding any other provision of this Agreement to the contrary, if Employee voluntarily terminates his employment with Employer in accordance with Subsection 6(e), Employee will not be subject to Subsection 4(a), provided, however, that for 24 months after termination, Employee shall not solicit or assist another person in soliciting, any depositor or customer of Employer or its Affiliates or induce any then or former employee to terminate his or her employment with Employer or its Affiliates.

(f)  During the Term of Employee's employment hereunder and thereafterfor a period of 24 months, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Employee shall not, without the written consent of the Board of Directors of Employer or a person authorized thereby, disclose to any person, other than an employee of Employer or an Affiliate thereof or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an employee of Employer or an Affiliate, any confidential information obtained by him while in the employ of Employer, unless such information has become a matter of public knowledge at the time of such disclosure.

(g)  The covenants contained in this Section 4 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Employee agrees that the restraints imposed herein are necessary for the reasonable and proper protection of Employer and its Affiliates and that each and every one of the restraints is reasonable in respect to such matter, length of time and the area proscribed. Employee further acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 4 and, accordingly, Employee agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in Charleston, West Virginia in connection with any action to enjoin Employee from violating any such covenants.

5.  Disability.

If, by reason of Total and Permanent Disability (as defined below) during the Term, Employee is unable to carry out the essential functions of his employment for 12 consecutive months, his services may be terminated by the Board of Directors determining so to do upon one month's notice to be given to Employee at any time after the period of 12 continuous months of Total and Permanent Disability and while such Total and Permanent Disability continues. If, prior to the expiration of the one month period after the giving of such notice, Employee shall recover from such Total and Permanent Disability and return to the full-time active discharge of his duties, then such notice shall be of no further force and effect and Employee's employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his Total and Permanent Disability and return to his duties, then his services shall terminate at the expiration date of such one month's notice with the same force and effect as if that date had been the date of termination originally provided for hereunder. During the first 12 months of the period of Employee's Total and Permanent Disability, Employee shall continue to earn all compensation (including bonuses and incentive compensation) to which Employee would have been entitled as if he had not been Totally and Permanently Disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Subsection 3(a), and to be reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of Employer. Thereafter, Employee shall receive compensation to which he is entitled under any applicable disability insurance plan. If a dispute arises between Employee and Employer concerning Employee's physical or mental ability to continue or return to the performance of his duties as aforesaid, Employee shall submit to examination by a competent physician mutually agreeable to the parties, and his opinion as to Employee's capability to so perform will be final and binding. Upon termination of Employee's services by reason of Total and Permanent Disability, the Term shall end. For purposes of this Agreement, “Total and Permanent Disability” means the Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

6.  Termination.

(a)  “Termination Compensation” means the highest amount of cash compensation paid (or earned and payable whether or not deferred) to or for the benefit of Employee in respect of any of the three most recent calendar years ending prior to the date of termination, determined by reference to the annual cash compensation (salary, incentive compensation, and  bonus) reflected in the summary compensation table set forth in the Company’s proxy statement for such year, or, in the absence of such previously reported table, by reference to the amount of such compensation as would be reflected for such year in such a summary compensation table prepared in accordance with Item 402(b) of Regulation S-K of the Securities and Exchange Commission.

(b)  Employer shall have the right to terminate Employee's employment under this Agreement at any time for Just Cause, which termination shall be Effective immediately. Termination for “Just Cause” shall include termination for (a) Employee's commission of an act materially and demonstrably detrimental to the Employer, which act constitutes willful misconduct by the Employee in the performance of his material duties to the Employer not authorized, directed or ratified by City National’s or the Company’s Board of Directors; (b) Employee's conviction of a felony involving moral turpitude; or (c) Employee’s material breach of any other provision of this Agreement, provided that Employee has received written notice from Employer of such material breach and such breach remains uncured 30 days after the delivery of such notice. No act or failure to act will be considered “willful” under this Agreement unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Employer. In the event Employee's employment under this Agreement is terminated for Just Cause, Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination.

(c)  If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last date of the Term. Notwithstanding this Subsection 6(c), if Employee dies while employed by Employer, Employee's estate shall receive an amount equal to the Employee's Termination Compensation paid over 12 equal monthly payments commencing with the first day of the month following the date of death, in addition to any life insurance benefits available to all employees of City National.

(d)  Employer may terminate Employee’s employment other than for “Just Cause,” as described in Subsection 6(b), at any time upon written notice to Employee, which termination shall be effective immediately. In the event Employer terminates Employee pursuant to this Subsection 6(d), Employee will nevertheless receive his Termination Compensation paid in 12 monthly installments commencing with the first day of the month following Employee’s termination of employment under this Section 6(d). In addition, Employee shall continue to receive health insurance coverage from Employer on the same terms as were in effect prior to Employee’s termination, either under Employer’s plans or comparable coverage, for 24 months, or until Employee becomes eligible for health benefits offered by another employer, which benefits are substantially equivalent to those provided by Employer to Employee immediately prior to termination, whichever is shorter. Notwithstanding anything in this Agreement to the contrary, if Employee breaches Subsection 4(d), Employee will not be entitled to receive any further compensation or benefits pursuant to this Subsection 6(d).

(e)  Employee may voluntarily terminate employment with Employer (i) pursuant to paragraph 8(g) hereof, or (ii) for “Good Reason.”  In either such event, Employee shall be entitled to receive (i) any compensation due but not yet paid through the date of termination, and (ii) in lieu of any further salary payments from the date of termination to the end of the Term, an amount equal to the Termination Compensation paid in 12 monthly installments commencing with the first day of the month following the date of such termination of employment. In addition, Employee shall continue to receive health insurance coverage from Employer on the same terms as were in effect prior to Employee’s termination, either under Employer’s plans or comparable coverage for either 24 months or until Employee becomes eligible for health benefits provided by another employer, which benefits are substantially equivalent to those offered by Employer to Employee immediately prior to termination, whichever is shorter. Under these circumstances, Employee shall not be subject to the restrictions in Section 4(a), as set forth in Section 4(e).

“Good Reason” shall mean the occurrence of any of the following events without Employee's express written consent:

(i)  the assignment to Employee of duties inconsistent with the position of Senior Vice-President and Chief Legal Officer of companies similar to the Employer;

(ii)   a reduction by Employer in Employee's pay grade or base salary as then in effect or the exclusion of Employee from participation in Employer's benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the term of this Agreement.

(iii)   an involuntary relocation of Employee more than 50 miles from the location where Employee worked immediately following his most recent voluntary relocation or the breach by Employer of any other material provision of this Agreement;

(iv)  any purported termination of the employment of Employee by Employer which is not effected in accordance with this Agreement; or

(v)  the occurrence of a Change of Control within the period of 24 months preceding such termination.

A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Employer, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company or of City National representing 20% or more of the combined voting power of its then outstanding securities; or (ii) during the term of this Agreement as a result of a tender offer or exchange offer for the purchase of securities of the Company or of City National (other than such an offer by the Company or City National for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the Term of this Agreement constitute the Company’s or City National’s Board of Directors, plus new directors whose election or nomination for election by the Company’s or City National’s shareholders, as applicable, is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of the Company or of City National approve a merger or consolidation of the Company and/or City National with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company or City National outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or City National or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company or City National, as applicable, approve a plan of complete liquidation or winding-up of the Company or City National or an agreement for the sale or disposition by the Company or City National of all or substantially all of the Company’s or City National’s assets; or (v) any event which Employer's Board of Directors determines should constitute a Change of Control.

(f)  In receiving any payments pursuant to this Section 6, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder, and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.

(g)  In the event that Employer's independent public accountants or the Internal Revenue Service determine, at any time during or after expiration of this Agreement, that Employee has collected an amount arising from any and all sources of compensation from Employer (including, without limitation, by virtue of the immediately following sentence) exceeding the product of 2.99 and Employee's “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Code § 280G Maximum”), notwithstanding any provision of this agreement or any plan or arrangement of Employer to the contrary, Employer shall pay Employee 147.5% of the federal excise taxes payable by Employee under Code § 4999. Such tax gross up payment shall be made to Employee no later than the due date of the Employee’s tax return reporting the amount of such tax. If, by virtue of any plan or arrangement of Employer, benefits to which Employee would otherwise be entitled would be curtailed or reduced because Employee may collect an amount exceeding the Code § 280G Maximum, Employer shall nevertheless pay to Employee an amount equal to 100% of the value by which such benefits are curtailed or reduced, and any such payments shall be subject to the excise tax reimbursement prescribed by the preceding section.

(h)  To the extent that Employee is a "key employee" (as defined under Section 416(i) of the Internal Revenue Code, disregarding Section 416(i)(5) of the Internal Revenue Code) of the Company, no payment of Termination Compensation may be made under this Section 6 prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee's separation from service, or (ii) the date of Employee's death; provided, however, that the six (6) month delay required under this Section 6(i) shall not apply to the portion of any payment resulting from the Employee’s “involuntary separation from service” (as defined in Treas. Reg. § 1.409A 1(n) and including a “separation from service for good reason,” as defined in Treas. Reg. § 1.409A 1(n)(2)) that (a) is payable no later than the last day of the second year following the year in which the separation from service occurs, and (b) does not exceed two times the lesser of (i) the Employee’s annualized compensation for the year prior to the year in which the separation from services occurs, or (ii) the dollar limit described in Section 401(a)(17) of the Code. To the extent Termination Compensation payable in monthly installments under this Section 6 is required to be deferred under the preceding sentence, the first six months of monthly installments shall be payable in month seven following Employee's separation from service and the remaining monthly payments shall be made when otherwise scheduled.

(i)  Any reference in this Agreement to a termination of employment, severance from employment or separation from employment shall be deemed to mean a “Termination of Employment.”  A “Termination of Employment” means the termination of the Employee’s employment with the Company and its Affiliates for reasons other than death or Total and Permanent Disability.  Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Employee’s employment.  A Termination of Employment will be considered to have occurred if it is reasonably anticipated that:

(i)  the Employee will not perform any services for the Company or its Affiliates after Termination of Employment, or

(ii)  the Employee will continue to provide services as the Company or its Affiliates at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve (12) months of employment.

7.  Other Employment.

Employee shall devote all of his business time, attention, knowledge and skills solely to the business and interest of Employer and its Affiliates, and Employer and its Affiliates shall be entitled to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of Employee, and Employee shall not, during the Term hereof, become interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business similar to Employer's business; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest in a business similar to Employer's business if such investment is limited to less than one percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange.

8.  Miscellaneous.

(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.

(b)  This Agreement constitutes the entire Agreement between Employee and Employer, with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto. Without limiting the foregoing, Employee agrees that this Agreement satisfies any rights he may have had under the prior employment agreements.

(c)  This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

(d)  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer:

City Holding Company

25 Gatewater Road

Charleston, West Virginia 25313

(304) 769-1100

Attention:      Corporate Secretary

To Employee:

John W. Alderman, III

[Address and Telephone Number]

Notices given in person or by overnight courier service shall be deemed given when delivered to the address required by this Subsection 8(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

(e)  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(f)  In the event any dispute shall arise between Employee and Employer as to the terms or interpretations of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by Employee to enforce the terms of this Agreement or in defending against any action taken by Employer, Employer shall reimburse Employee for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceeding or action, if Employee shall prevail in any action initiated by Employee or shall have acted reasonably and in good faith in defending against any action initiated by Employer. Such reimbursement shall be paid within 10 days of Employee furnishing to Employer written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Employee. Any such request for reimbursement by Employee shall be made no more frequently than at 60 day intervals.

(g)  Should Employee die after termination of his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there is no such designee, to his estate. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or other-wise) to all or substantially all of the business or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be deemed “Good Reason”, permitting termination by Employee pursuant to Section 6(e). As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to its business or assets as aforesaid.

(h)  To the extent necessary to effectuate the terms of this Agreement, the terms of this Agreement, and the respective rights and obligations of the parties, which must survive the termination of Employee's employment or the termination or expiration of this Agreement shall so survive. Without limiting the foregoing, Sections 4, 5, 6, and 8(g) shall expressly survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CITY HOLDING COMPANY

By: /s/ Charles R. Hageboeck
Charles R. Hageboeck, President &
CEO

CITY NATIONAL BANK OF
WEST VIRGINIA

By: /s/ Charles R. Hageboeck
Charles R. Hageboeck, President &
CEO

EMPLOYEE

/s/ John W. Alderman III
John W. Alderman III